Calculation of Filing Fee Tables
S-8
MYRIAD GENETICS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	4,000,000	$ 4.18	$ 16,720,000.00	0.0001381	$ 2,309.03
Total Offering Amounts:						$ 16,720,000.00		$ 2,309.03
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,309.03
Offering Note
[1]	The number of shares of common stock, par value $0.01 per share ("Common Stock"), of Myriad Genetics, Inc. (the "Registrant") stated above consists of additional shares of Common Stock available for issuance under the Myriad Genetics, Inc. Amended and Restated 2012 Employee Stock Purchase Plan, as amended (the "Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions of the Plan. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of $4.18, the average of the high and the low price of Registrant's Common Stock as reported on the Nasdaq Global Select Market on June 1, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources